NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: February 12, 2010

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS QUARTERLY AND NINE MONTH EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and nine months ended December 31, 2009.  For the quarter ended December 31, 2009, Community Financial reported earnings of $832,000 or $.15 per diluted share, compared to $4,239,000 or $.97 per diluted share for the same period last year.  Net income for the current quarter compared to the December 31, 2008 quarter decreased due to the tax benefit of $4,384,000 on the other than temporary impairment (OTTI) non-cash charge of $11,535,000 related to Fannie Mae and Freddie Mac preferred stock in the 2008 quarter, an increase in the provision for loan losses of $473,000 in the 2009 quarter partially offset by an increase in net interest income of $1.0 million and an increase in non-interest income of $598,000.

Total interest income decreased $68,000, or 1.0% during the December 31, 2009 quarter compared to the December 31, 2008 quarter as a result of the decrease in rates earned on interest- earning assets offset by an increase in the volume of these assets. Total interest expense decreased $1.1 million, or 37.1% for the 2009 period compared to the same period in 2008 as a result of the decrease in the interest rates paid on interest-bearing liabilities, partially offset by the increase in the volume of interest-bearing liabilities. The interest rate spread increased by 49 basis points to 3.90% for the quarter ended December 31, 2009 compared to 3.41% for the same period in 2008.

The increase in non-interest income excluding the OTTI charge previously mentioned was due to an increase in secondary mortgage loan fees. Non-interest expenses decreased $83,000 or 2.3% to $3.4 million for the December 31, 2009 quarter from $3.5 million for the December 31, 2008 quarter. The decrease in non-interest expenses was due primarily to lower compensation related expenses offset by increased federal insurance premiums and real estate owned expenses.

Community’s net income (loss) for the nine months ended December 31, 2009 was $2,673,000 or $.48 diluted per share, compared to $(5,286,000) or $(1.21) diluted (loss) per share for the nine months ended December 31, 2008. The increase in net income for the nine months ended December 31, 2009 compared to the same period ended December 31, 2008 can be attributed to the absence of the OTTI charge, an increase in net interest income and non-interest income, partially offset by an increase in noninterest expenses and the increased provision for loan losses. The increase in net interest income is attributable to an increase in the average outstanding balance of loans receivable and an increase in the interest rate spread for the nine months ended December 31, 2009 compared to December 31, 2008.  The interest rate spread increased by 48 basis points to 3.89% for the nine months December 31, 2009 compared to 3.41% for the same period in 2008.

At December 31, 2009, non-performing assets totaled approximately $15.6 million or 2.89% of assets compared to $9.0 million or 1.75% of assets at March 31, 2009. Our allowance for loan losses to non-performing assets was 45.5% and to total loans was 1.41% at December 31, 2009 compared to 66.43% and 1.23%, respectively at March 31, 2009.  The increase in non-performing assets consisted of $5.5 million of nonaccrual loans, which included residential permanent and construction loans, and commercial real estate loans, and $1.1 million of real estate owned and repossessed assets.

At December 31, 2009, Community Bank was classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Harrisonburg, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data (In thousands)
	December 31, 2009	March 31, 2009	Percent Increase (Decrease)

Total assets	$540,934	$512,724	5.5%
Loans receivable, net	496,656	476,950	4.1
Investment securities	1,664	1,907	(12.7)
Real estate owned and repossessed assets	2,535	1,400	81.1
Deposits	402,133	365,506	10.0
Borrowings	87,346	96,476	(9.5)
Stockholders’ equity	48,536	46,337	4.7

Selected Operations Data
(In thousands)
			Percent
	Three Months Ended		Increase
	December 31, 2009	December 31, 2008	(Decrease)

Interest income	$6,985	$7,053	(1.0)%
Interest expense	1,896	3,012	(37.1)
Net interest income	5,089	4,041	25.9
Provision for loan losses	1,367	894	52.9
Net interest income after provision
for loan losses	3,722	3,147	18.3
Noninterest income	1,031	415	148.4
Noninterest expense	3,444	3,526	(2.3)
Income taxes (credit)	478	(4,203)	---
Net income	832	4,239	(80.4)
Effective dividend on preferred stock	188	4	4,600.0
Net income available to common stockholders	643	4,235	(84.8)

			Percent
	At or for the Quarter Ended		Increase
	December 31, 2009	December 31, 2008	(Decrease)

Return on average equity	6.88%	49.95%	(86.2)%
Return on average equity excluding OTTI charge, net of taxes	6.88	.38	1,710.5
Return on average assets	.61	3.39	(82.0)
Return on average assets excluding OTTI charge, net of taxes	.61	0.26	1,346.2
Interest rate spread	3.90	3.41	14.4
Diluted earnings per common share	.15	.97	(84.5)
Dividends paid on common shares	---	---	---

			Percent
	Nine Months Ended		Increase
	December 31, 2009	December 31, 2008	(Decrease)
(In thousands)
Interest income	$21,051	$21,875	(3.8)%
Interest expense	6,366	9,794	(35.0)
Net interest income	14,685	12,081	21.6
Provision for loan losses	2,299	1,646	39.7
Net interest income after provision
for loan losses	12,386	10,435	18.7
Noninterest income (loss)	2,974	(8,950)	---
Noninterest expense	11,088	10,203	8.7
Income taxes	1,598	(3,432)	---
Net income (loss)	2,848	(5,286)	---
Effective dividend on preferred stock	565	4	1,402.5
Net income (loss) available to common stockholders	2,109	(5,290)	---

Other Selected Data
			Percent
	At or for the Nine Months Ended		Increase
	December 31, 2009	December 31, 2008	Decrease

Return on average equity	7.46%	(18.81)%	---%
Return on average equity excluding OTTI charge, net of taxes	7.46	6.64	(12.4)
Return on average assets	.67	(1.43)	---
Return on average assets excluding OTTI charge, net of taxes	.67	.50	34.0
Interest rate spread	3.89	3.41	14.1
Non-performing assets to total assets	2.89	.96	201.0
Allowance for loan losses to total loans	1.41	.78	80.8
Allowance for loan losses to nonperforming
assets	45.5	75.2	(39.5)

Per share data
			Percent
	At or for the Nine Months Ended		Increase
	December 31, 2009	December 31, 2008	Decrease

Diluted earnings (loss) per common share	$.48	$(1.21)	---%
Book value per common share	8.23	7.87	4.6
Dividends paid on common shares	---	.13	(100.0)
Shares outstanding	4,361,658	4,361,658	---